Exhibit 99.1
Press Release
Aspen Insurance Holdings Reports Results
For the Quarter and Nine Months Ended September 30, 2011
Financial Highlights Include:
•	Net income per diluted share of $0.23 for the quarter ended September 30, 2011 compared with $1.08 in the same quarter last year.

•	Operating income per diluted share of $0.70 for the quarter ended September 30, 2011 compared with $0.79 in the same quarter last year.

•	Diluted book value per share of $38.27, broadly in line with the third quarter of 2010 and up 2.2% from June 30, 2011.

•	Annualized net income return on equity of 2.8% for the third quarter of 2011.

•	Annualized operating return on equity of 8.4% for the third quarter of 2011.

•	Combined ratio of 96.7%, or 85.5% excluding catastrophe losses for the third quarter of 2011, compared with a combined ratio of 94.4% or 89.9% excluding catastrophe losses for the third quarter of 2010.

•	Gross written premium of $495.6 million for the third quarter of 2011, including $26.6 million of positive prior year premium adjustments mainly in the reinsurance segment, compared with $415.8 million for the third quarter of 2010.
HAMILTON, BERMUDA, October 27, 2011 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income after tax of $22.2 million or $0.23 per diluted share for the third quarter of 2011. Net income included $55 million or $0.75 per diluted share, of net losses resulting from the natural catastrophe events that occurred during the third quarter of 2011 and increases to loss estimates for the U.S. severe weather related events that occurred in the second quarter of 2011 and the Japan earthquake that occurred in the first quarter of 2011.
Operating income was $56.5 million or $0.70 per diluted share in the third quarter of 2011 compared with $72.0 million or $0.79 per diluted share for the same period last year.
Diluted book value per share was $38.27 at September 30, 2011 compared to $38.22 at September 30, 2010.

Financial Highlights, Quarter Ended September 30, 2011
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q3 2011	Q3 2010	Change
Gross written premium	$495.6	$415.8	19.2%
Net earned premium	$486.9	$451.7	7.8%
Net investment income	$57.3	$58.1	(1.4)%
Operating income after tax	$56.5	$72.0	(21.5)%
Net income after tax	$22.2	$92.8	(76.1)%
Diluted net income per share	$0.23	$1.08	(78.7)%
Diluted operating earnings per share	$0.70	$0.79	(11.4)%
Net income annualized return on equity	2.8%	13.2%
Annualized operating return on equity	8.4%	10.0%
Combined ratio	96.7%	94.4%
Book value per ordinary share	$39.62	$40.28	(1.6)%
Diluted book value per ordinary share	$38.27	$38.22	0.1%
Financial Highlights, Nine Months Ended September 30, 2011
($ in millions, except per share amounts and percentages)
(Unaudited)

	YTD 2011	YTD 2010	Change
Gross written premium	$1,749.1	$1,664.0	5.1%
Net earned premium	$1,399.1	$1,399.2	—
Net investment income	$171.4	$175.0	(2.1)%
Operating income/(loss) after tax	$(72.2)	$180.7	(140.0)%
Net income/(loss) after tax	$(119.3)	$220.0	(154.2)%
Diluted net income/(loss) per share	$(1.93)	$2.51	(176.9)%
Diluted operating earnings/(loss) per share	$(1.27)	$2.03	(162.6)%
Net income/(loss) annualized return on equity	(7.5%)	10.4%
Annualized operating return/(loss) on equity	(4.9%)	8.4%
Combined ratio	116.1%	97.2%

Chris O’Kane, Chief Executive Officer said, “This was a quarter dominated by macroeconomic issues ranging from the U.S. debt ceiling negotiations in Washington to concerns over European sovereign debt, the Eurozone and the future of the Euro. In addition, 2011 has continued to be a year of exceptional frequency of catastrophe losses, which we now estimate at $95 billion of worldwide industry insured losses year to date. Against this backdrop, we are pleased to have increased book value per share by just over 2% to $38.27 in the quarter. We also achieved an annualized operating return on equity of 8.4%, which we view as further evidence of the robustness of our diversified model and vindication of our measured appetite for underwriting risk.”
Consolidated Highlights
Underwriting profit was $26.7 million for the third quarter compared with $39.6 million for the equivalent period last year with both the insurance and reinsurance segments profitable. The combined ratio was 96.7% compared with 94.4% for the third quarter of 2010.
Prior year net reserve releases were $15.6 million in the third quarter compared with $6.2 million of net reserve strengthening in the comparable period in 2010.
Net earned premiums were $486.9 million in the third quarter, up 7.8% from the prior year.
The underwriting loss for the first nine months of 2011 was $193.8 million compared with an underwriting profit of $74.6 million in 2010. The combined ratio for the first nine months of 2011 was 116.1%, and included $406 million or 29 percentage points of net losses from the significant natural catastrophe losses that have occurred in 2011, compared with 97.2% for the same period in 2010, which included 10 percentage points of net losses from catastrophes.
Prior year net reserve releases were $70.3 million in the first nine months of 2011, compared with $8.8 million of net reserve releases in the comparable period in 2010. The accident year loss ratio, excluding the impact of catastrophe losses, of 59.8% through the nine months, compares with 59.6% for the prior year period.
For the nine months ended September 30, 2011, gross written premiums were $1,749.1 million, up 5.1% from the prior year, principally in the insurance segment.
Segment Highlights
Reinsurance
Underwriting profit was $12.7 million for the third quarter compared with $53.0 million for the equivalent period last year and reflects a combined ratio of 95.4% compared with 80.1% for the third quarter of 2010. The combined ratio for the quarter included pre-tax losses, net of reinsurance recoveries and reinstatement premiums, of $50 million or 18 percentage points from natural catastrophe events that occurred in the third quarter of 2011, changes to estimates for the U.S. severe weather-related events that occurred in the second quarter of 2011, as previously announced. This also included a change to our aggregate estimate for the first quarter catastrophe events due to information received in the past week from two Japanese insurance companies.
Net favorable reserve development was $11.7 million in the third quarter of 2011 compared with $3.3 million for the same period in 2010.
Gross written premiums in the reinsurance segment of $276.1 million in the third quarter of 2011, included $17.6 million of positive prior year premium adjustments mainly in casualty reinsurance. Gross written premium excluding premium adjustments of $258.5 million was up 9.5% compared with $236.0 million from the 2010 comparable period with moderate increases in our property lines reflecting a more positive pricing environment in catastrophe exposed business and specialty reinsurance, in particular, the credit and surety line of business.
The segment underwriting loss for the first nine months of 2011 was $213.1 million compared with an underwriting profit of $79.9 million for the first nine months of 2010. The combined ratio for the first nine months of 2011 was 125.9%, and included $393 million or 49 percentage points of pre-tax losses, net of reinsurance and reinstatement premiums, from the significant natural catastrophe losses in 2011, compared with 90.6% for the same period in 2010, which included 16 percentage points of catastrophe losses. The accident year loss ratio, excluding the impact of catastrophe events, was 58.7% compared with 53.3% for the same period in 2010. The increase in the current accident year loss ratio is attributable primarily to the increase in reinsurance purchases when compared to the prior year.
Gross written premiums for the first nine months of 2011 were $1,001.2 million compared with $1,009.4 million in 2010.
Insurance
The underwriting profit for the quarter of $14.0 million compares with an underwriting loss of $13.4 million for the same period in 2010. The combined ratio for the third quarter of 93.2% compares with 107.3% for the same period in 2010. Net favorable reserve development was $3.9 million compared with net reserve strengthening of $9.5 million in the third quarter last year.
Gross written premiums were $219.5 million in the third quarter of 2011, up 22.1% compared with $179.8 million in 2010, with the increase primarily attributable to the financial and professional lines, in particular the kidnap and ransom account and professional lines business written in the U.S.
The underwriting profit for the first nine months of 2011 was $19.3 million compared with an underwriting loss of $5.3 million in the 2010 comparable period. The combined ratio for the first nine months of 2011 was 96.7%, compared with 101.0% for the same period in 2010. The accident year loss ratio of 64.0% for the nine months improved from 68.8% for the prior year period.
Gross written premiums were $747.9 million for the first nine months of 2011, up 14.3% compared with $654.6 million in 2010.
Investment Performance
Net investment income in the quarter was $57.3 million, compared with $58.1 million in the third quarter of 2010. Net realized and unrealized investment losses included in net income for the quarter were $32.9 million which includes $36.1 million of losses from the Company’s interest rate swaps. This compares with $19.8 million of net realized and unrealized gains in the third quarter of 2010.
Unrealized gains in the available-for-sale investment portfolio, including equity securities, at the end of the third quarter of 2011 were $329.7 million, an increase of $71.6 million, pre-tax, from the end of the second quarter of 2011, primarily due to persistent low interest rates associated with expectations of a slower economic recovery, particularly in the US.
Book yield on the fixed income portfolio of 3.54% was down 10 basis points when compared to the second quarter of 2011 and down from 3.91% at the end of the third quarter of 2010. The average credit quality of the portfolio is AA with an average duration of 2.4 years, including the impact of interest rate swaps.

Capital Position
The Company’s balance sheet remained strong with $9.4 billion in total assets, $4.4 billion in gross reserves and $3.2 billion of shareholders’ equity.
Outlook for 2011
In light of current market conditions and the significant level of natural catastrophe losses that occurred during the first nine months of 2011, the Company currently anticipates gross written premium for 2011 to be unchanged from its last guidance at $2.1 billion +/- 5%, with premium ceded between 11% and 14% of gross earned premium and the full year combined ratio to be in the range of 108%-114% including a fourth quarter catastrophe load of $40 million, assuming normal loss experience for the remainder of the year. The anticipated effective tax rate for 2011 remains unchanged in the range of 8% to 12%.
Earnings Conference Call and Web Cast
Aspen will host a conference call on Friday, October 28, 2011, at 9:00AM Eastern Time to discuss its third quarter financial results. The conference call can be accessed through a dial-in number or through a live, listen-only web cast. To participate in the conference call, please dial (888) 459-5609 (US) or +1 (404) 665-9920 (International), with pass code ”ASPEN” or 98199862. The live, listen-only webcast of the call will be available via the Investor Relations section of the Company’s web site at www.aspen.co.
The earnings press release, a detailed financial supplement and brief slide presentation for reference during the earnings call will also available in the Investor Relations section of the web site. The web cast will be archived on Aspen’s website from approximately 11:00AM Eastern Time on October 28, 2011, through midnight Eastern Time on November 11, 2011. A telephone replay of the conference call will also be available for 14 days by dialing (855) 859-2056 (US) or +1 (404) 537-3406 (International), with pass code 98199862.
Investor Contact:
Aspen Insurance Holdings Limited
Kerry Calaiaro, Senior Vice President, Investor Relations
(646) 502-1076
Email: kerry.calaiaro@aspen.co
North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris
(212) 371-5999
European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths
+44 (0) 20 7638 9571

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

(in US$ millions)	As at September	As at December
	30, 2011	31, 2010

ASSETS
Total investments	$6,484.8	$6,086.3
Cash and cash equivalents	1,038.8	1,179.1
Reinsurance recoverables	487.6	342.3
Premiums receivable	957.2	821.7
Other assets	451.3	402.7

Total assets	$9,419.7	$8,832.1

LIABILITIES
Losses and loss adjustment expenses	$4,399.4	$3,820.5
Unearned premiums	1,014.5	859.0
Other payables	356.4	411.9
Long-term debt	498.9	498.8

Total liabilities	6,269.2	5,590.2

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,150.5	3,241.9

Total liabilities and shareholders’ equity	$9,419.7	$8,832.1

Book value per share	$39.62	$40.96
Diluted book value per share (treasury stock method)	$38.27	$38.90

Aspen Insurance Holdings Limited
Summary Consolidated Statement of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	September 30, 2011	September 30, 2010

UNDERWRITING REVENUES
Gross written premiums	$ 495.6	$ 415.8
Premiums ceded	(33.0)	(38.8)

Net written premiums	462.6	377.0
Change in unearned premiums	24.3	74.7

Net earned premiums	486.9	451.7

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	306.2	285.8
Policy acquisition expenses	93.4	75.6
General, administrative and corporate expenses	71.0	65.0

Total underwriting expenses	470.6	426.4

Underwriting income including corporate expenses	16.3	25.3

OTHER OPERATING REVENUE
Net investment income	57.3	58.1
Interest expense	(7.7)	(3.9)

Total other operating revenue	49.6	54.2

Other income/(expense)	(9.1)	0.4

OPERATING INCOME BEFORE TAX	56.8	79.9
OTHER
Net realized and unrealized exchange gains	0.3	3.4
Net realized and unrealized investment gains/(losses)	(32.9)	19.8

INCOME BEFORE TAX	24.2	103.1
Income taxes expense	(2.0)	(10.3)

NET INCOME AFTER TAX	22.2	92.8
Dividends paid on ordinary shares	(10.6)	(11.5)
Dividend paid on preference shares	(5.7)	(5.7)
Proportion of net profit/(loss) due to non-controlling interest	(0.3)	0.1

Retained income	$ 5.6	$ 75.7

Components of net income (after tax)
Operating income	$ 56.5	$ 72.0
Net realized and unrealized exchange gains/(losses) after tax	(0.8)	3.0
Net realized investment gains/(losses) after tax	(33.5)	17.8

NET INCOME AFTER TAX	$ 22.2	$ 92.8

Loss ratio	62.9%	63.3%
Policy acquisition expense ratio	19.2%	16.7%
General, administrative and corporate expense ratio	14.6%	14.4%
Expense ratio	33.8%	31.1%
Combined ratio	96.7%	94.4%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Nine Months Ended
(in US$ except for number of shares)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Basic earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$0.23	$1.14	$(1.93)	$2.63
Operating income/(loss) adjusted for preference dividend	$0.71	$0.84	$(1.27)	$2.12

Diluted earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$0.23	$1.08	$(1.93)	$2.51
Operating income/(loss) adjusted for preference dividend	$0.70	$0.79	$(1.27)	$2.03

Weighted average number of ordinary shares outstanding (in millions)	70.699	76.723	70.682	77.133
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	73.300	80.363	70.682	80.782

Book value per ordinary share			$39.62	$40.28
Diluted book value (treasury stock method)			$38.27	$38.22

Ordinary shares outstanding at end of the period (in millions)			70.595	76.642

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			73.079	80.809
The basic and diluted number of ordinary shares for the nine months ended September 30, 2011 is the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

(in US$ millions except for ratios)	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premium	$276.1	$219.5	$495.6	$236.0	$179.8	$415.8
Net written premium	270.5	192.1	462.6	229.6	147.4	377.0
Gross earned premium	303.2	246.7	549.9	277.9	225.4	503.3
Net earned premium	279.6	207.3	486.9	267.5	184.2	451.7
Losses and loss adjustment expenses	188.8	117.4	306.2	143.5	142.3	285.8
Policy acquisition expenses	51.8	41.6	93.4	43.9	31.7	75.6
General and administrative expenses	26.3	34.3	60.6	27.1	23.6	50.7

Underwriting income/(loss)	$12.7	$14.0	26.7	$53.0	$(13.4)	39.6

Net investment income			57.3			58.1
Net investment gains/(losses) (2)			(32.9)			19.8
Corporate expenses			(10.4)			(14.3)
Other (expenses)/income			(9.1)			0.4
Interest expenses			(7.7)			(3.9)
Net foreign exchange gains (3)			0.3			3.4

Income before tax			24.2			103.1
Income tax expense			(2.0)			(10.3)

Net income			$22.2			$92.8

Ratios
Loss ratio	67.5%	56.6%	62.9%	53.6%	77.3%	63.3%
Policy acquisition expense ratio	18.5%	20.1%	19.2%	16.4%	17.2%	16.7%
General and administrative expense ratio (1)	9.4%	16.5%	14.6%	10.1%	12.8%	14.4%
Expense ratio	27.9%	36.6%	33.8%	26.5%	30.0%	31.1%
Combined ratio	95.4%	93.2%	96.7%	80.1%	107.3%	94.4%

(1) The total group general and administrative expense ratio includes the impact from corporate expenses.

(2) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps.

(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts.

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, Switzerland and Germany. For the year ended December 31, 2010, Aspen reported gross written premiums of $2,076.8 million, net income of $312.7 million and total assets of $8.8 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.co.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investor Service (“Moody’s”); our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 25, 2011. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses including net realised and unrealised gains and losses from foreign exchange contracts.
Aspen excludes after-tax net realized and unrealized investment gains or losses, including realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses including net realised and unrealised gains and losses from foreign exchange contracts from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 25 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.
(4) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 27 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.